EXHIBIT 99.1

News Release

     July 20, 2016

Ashland Inc. appoints William G. Dempsey to board of directors

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced it has appointed William G. Dempsey, a long-time pharmaceutical industry executive, to its board of directors.

Dempsey previously served in various executive positions with Abbott Laboratories from 1982-2007, including executive vice president of global pharmaceuticals from 2006, senior vice president of pharmaceutical operations from 2003 and senior vice president of international operations from 1999. He currently serves as a director of Landauer Inc. (NYSE: LDR) and Hill-Rom Holdings (NYSE: HRC). He also served on the board of Hospira, Inc. through September 2015 and Nordion, Inc. through 2014. Dempsey has previously served as chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as chairman of the Accelerating Access Initiative, a cooperative public-private partnership of UNAIDS, the World Bank and six research-based pharmaceutical companies. He also previously served as member of the Salvation Army Advisory Board in Chicago. Dempsey continues to serve on the board of trustees for the Guadalupe Center in Immokalee, Florida.

“Bill’s significant experience within the pharmaceutical industry – a core growth market for Ashland – as well as within international operations makes him an ideal addition to the Ashland board,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “We believe his strategic insights and industry perspective will prove valuable as we position Ashland to be the world’s premier specialty chemicals company.”

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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Non-solicitation
A registration statement relating to the securities of Ashland Global Holdings Inc. has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted before the time the registration statement becomes effective. This news release shall not constitute an offer to sell or a solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Additional Information and Where to Find It

In connection with its plan to reorganize under a new public holding company, Ashland filed with the SEC the Ashland Global Holdings Inc. registration statement (the “Ashland Global Registration Statement”) that includes a proxy statement of Ashland Inc. that also constitutes a prospectus of Ashland Global Holdings Inc. (which Ashland Global Registration Statement has not yet been declared effective). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND INC., ASHLAND GLOBAL HOLDINGS INC. AND THE REORGANIZATION. A definitive proxy statement will be sent to shareholders of Ashland Inc. seeking approval of the reorganization after the Ashland Global Registration Statement is declared effective. The proxy statement/prospectus and other documents relating to the reorganization can be obtained free of charge from the SEC website at www.sec.gov.

Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or shareholder. However, Ashland Inc., Ashland Global Holdings Inc. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the reorganization under the rules of the SEC. Information regarding Ashland Inc.’s directors and executive officers may be found in its definitive proxy statement relating to its 2016 Annual Meeting of Shareholders filed with the SEC on December 4, 2015 and in the proxy statement/prospectus included in the Ashland Global Registration Statement. Information regarding Ashland Global Holdings Inc.’s directors and executive officers may be found in the proxy statement/prospectus included in the Ashland Global Registration Statement. These documents can be obtained free of charge from the SEC.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

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